Exhibit 5.1

February 23, 2010

China TransInfo Technology Corp.
9th Floor, Vision Building
No. 39 Xueyuanlu, Haidian District
Beijing, China 100191

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

    We are acting as counsel for China TransInfo Technology Corp., a Nevada corporation (the "Company"), in connection with the issuance of 1,564,945 shares of common stock, $0.001 par value per share, of the Company (the "Shares") pursuant to a Registration Statement on Form S-3 (such Registration Statement, as amended from time to time, is herein referred to as the "Registration Statement") and the related Prospectus and Prospectus Supplement to be filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

    The Shares are to be sold to a certain purchaser (the "Purchaser") pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"), between the Company and the Purchaser.

    In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus therein, the Prospectus Supplement and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

    Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinion expressed herein is limited to the laws of the State of Nevada. We express no opinion concerning the law of any other jurisdiction. This opinion is limited to the law in effect and the facts in existence as of the date of this letter. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion expressed herein.

Holland & Hart LLP Attorneys at Law
Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com
5441 Kietzke Lane Second Floor Reno, Nevada 89511

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

February 23, 2010 Page 2

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm, as counsel, under the heading "Legal Matters" in the Prospectus Supplement included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very Truly Yours,

/s/ Holland & Hart LLP